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                                 FORTIS BENEFITS
                                INSURANCE COMPANY

                               ST. PAUL, MINNESOTA

                                 A STOCK COMPANY

We will pay the Annuitant the first of a series of annuity payments on the Annuity Commencement Date. Subsequent payments will be paid on the same day of each month according to the provisions of this contract.

This contract is issued in consideration of the purchase payment shown on the Contract Data Page.

Signed for Fortis Benefits Insurance Company at the Home Office, St. Paul, Minnesota, on the contract date.

                            RIGHT TO RETURN CONTRACT

You may cancel this contract by delivering or mailing a written notice to the company and returning the contract before midnight of the tenth day after the date you received it. Notice given by mail and return of the contract by mail are effective on being postmarked, properly addressed, and postage prepaid. The company must return the sum of (a) the difference between the premiums paid including any contract fees or other charges and the amounts allocated to any separate accounts including the fixed account under the contract and (b) the cash value of the contract, or if the contract does not have a cash value, the reserve for the contract, on the date the returned contract is received by the company or its agent. The company must return the payment within 10 days after it receives notices of cancellation and the returned contract.

    Dean C. Kopperud                        Peggy [illegible]
  SENIOR VICE PRESIDENT                    SENIOR VICE PRESIDENT

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY--NON-PARTICIPATING. NO DIVIDENDS.

ALL PAYMENTS AND VALUES PROVIDED BY THE SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO AMOUNT. PAYMENTS AND VALUES PROVIDED BY THE FIXED ACCOUNT ARE GUARANTEED AS FOUND IN THE CONTRACT. THE VARIABLE PROVISIONS OF THIS CONTRACT ARE FOUND ON PAGES 5 AND 6.

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                        READ YOUR CONTRACT CAREFULLY

This contract is a legal contract between the contract owner and Fortis Benefits Insurance Company.

                           TABLE OF CONTENTS

                        Page #                                           Page #
Annuitant                   2                  General Provisions          4,5
Assignment                  4                  Purchase Payments             5
Beneficiary                 4                  Separate Account            5,6
Death Benefit               8                  Surrenders                    7
Definitions               2,3                  Termination                   5
Fixed Account               5                  Transfers                   6,7
Fixed Annuity Payments    8,9                  Variable Annuity Payments     9

Any contract amendments or endorsements follow the Contract Data Page. Additional benefits added by rider follow the Optional Annuity Forms Tables.

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                               CONTRACT DATA PAGE

INITIAL ALLOCATION OF NET PURCHASE PAYMENTS










ANNUITANT:

BENEFICIARY AT ISSUE:

CONTRACT NUMBER:

CONTRACT DATE:

OWNER: RICHARD GERE

ANNUITY COMMENCEMENT DATE:

INITIAL PURCHASE PAYMENT:




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                                   DEFINITIONS

WE, US, OUR

     Fortis Benefits Insurance Company.

YOU, YOUR

     The owner of this contract, or after the annuity commencement date, the annuitant.

ACCUMULATION UNIT

     A unit of measurement used to calculate the value of your interest in the separate account before the annuity commencement date.

ANNUITANT

     The person or persons named in the application and on whose life the first annuity payment is to be made. If more than one person is so named, all provisions of the contract which are based on the death of the "annuitant" will be based on the date of death of the last survivor of the persons so named. By example, the death benefit will become due only upon the death, prior to the annuity commencement date, of the last survivor of the persons so named. Collectively, these persons are referred to in the contracts as "annuitant" or "annuitants." The contract owner is not permitted to name more than one annuitant under a contract used in connection with a retirement plan that receives favorable tax treatment under the Internal Revenue Code.

ANNUITY UNIT

     A unit of measurement to calculate variable annuity payments.

BENEFICIARY

     The person entitled to receive benefits as per the terms of the contract in case of the death of the annuitant or the contract owner.

CONTRACT YEAR

     A period of 12 consecutive months beginning on the issue date or any anniversary thereafter.

FIVE YEAR ANNIVERSARY

     The fifth anniversary of a contract date, and each subsequent fifth anniversary of that date.

FIXED ANNUITY

     An annuity under which we promise to pay the annuitant or other properly designated payee one or more fixed payments.

FUND

     Each fund is a separate investment portfolio of Fortis Series Funds, Inc., Norwest Select Funds, Scudder Variable Life Investment Fund. Each of these entities is a "series" type management investment company registered under the Investment Company Act of 1940.

NET PURCHASE PAYMENT

     The gross amount of the purchase payment less any applicable premium taxes.

PURCHASE PAYMENT

     An amount paid to the company under this contract as consideration for the benefits described herein.

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SEPARATE ACCOUNT

     A segregated investment account entitled Variable Account D, established by us pursuant to applicable law.

SUBACCOUNT

     The subaccounts of the Separate Account to which contract value may be allocated and earn a return. Each subaccount invests all of its assets in a different fund having the same investment policies and objectives as that subaccount.

VALUATION DATE

     All business days except, with respect to any subaccount, days on which the related fund does not value its shares.

VALUATION PERIOD

     The period beginning with the close of business on a valuation date and ending at the close of business for the next valuation date.

VARIABLE ANNUITY

     An annuity under which we promise to pay the annuitant or other properly designated payee one or more payments which vary in amount in accordance with the net investment experience of the applicable subaccounts you select to measure the value of the contract.

WRITTEN, IN WRITING

     A written request or notice, signed and dated, and received at our home office. The form and content of the request or notice must be acceptable to us.

                                        3
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GENERAL PROVISIONS

THE CONTRACT
This contract and any attached riders constitute the entire contract. Any change or waiver of this contract or its provisions must be made in writing and signed by our President, Secretary, and Registrar.

CONTROL
You may, during the lifetime of the Annuitant and without the consent of any beneficiary, assign or surrender this contract, amend or modify it with our written consent, and exercise, receive and enjoy every other right, benefit and privilege contained in this contract except as otherwise provided herein.

INCONTESTABILITY
This contract will be incontestable from the contract date.

MISSTATEMENT OF AGE
If the age of the annuitant has been misstated, any amount payable will be that which the purchase payments paid would have purchased at the correct age. If we have made any overpayments because of incorrect information about age, or any error or miscalculation, we will deduct the overpayment from the next payment(s) due. We add underpayments to the next payment. The amount of any adjustment will be paid or charged with interest at the rate of 4% per year.

ASSIGNMENT AND OWNERSHIP RIGHTS
If this contract is owned by a trust, custodian or employer, the ownership can be assigned to the annuitant. Contract ownership may also be assigned if the owner is the annuitant. We take no responsibility for the validity of any assignment.

An ownership change must be made in writing and a copy must be sent to our home office. The change will be effective on the date it was made as soon as we record it, although we are not bound by a change until the date it is recorded. Owner and beneficiary rights are subject to any assignment of record at our home office.

If this contract is part of a qualified plan under the Internal Revenue Code, the ownership cannot be changed in any way unless the change is consistent with the definition of annuity in 401(g) of the Internal Revenue Code, as amended. In this case, the contract cannot be discounted, assigned, or pledged as collateral or security for a loan, or for any other reason to a person other than us, except by the trustee of an employee trust qualified under the Internal Revenue Code, the custodian of a custodial account treated as such, or the employer under a qualified non-trusteed pension plan.

SETTLEMENT
All benefits under this contract are payable from our home office.

NON-PARTICIPATING
This contract is non-participating and does not share in our surplus earnings.

OWNERSHIP OF THE ASSETS
We will have exclusive and absolute ownership and control of our assets, including all assets allocated to the separate account. That portion of the assets of the separate account equal to the reserves and other contract liabilities with respect to the separate account shall not be chargeable with liabilities arising out of any other business we may conduct.

BENEFICIARY
Before the annuity commencement date and while the annuitant is living, you may name or change a beneficiary, a successor beneficiary, or the successor owner by giving us written notice of the change. We are not responsible for the validity of any change. A change will take effect as of the date it is signed but will not affect any payments we make or action we take before receiving your notice. We need the consent of any irrevocably named person before making a requested change.

In the event of the death of a contract owner or the annuitant prior to the annuity commencement date, the beneficiary will be as follows. The beneficiary shall be the surviving owner, if any, notwithstanding that the beneficiary designated by the contract owner(s) may be different. Otherwise, the beneficiary will be the beneficiary designated by the contract owner. If there is no such designated beneficiary in effect or if such designated beneficiary is no longer living, the estate of the last surviving contract owner will be the beneficiary.

REPORTS
At least once a year we will send you a report containing information required by the Investment Company Act of 1940 and applicable state laws.

CHANGE OF INVESTMENT POLICY
If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this policy is delivered. You will be notified of any
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material investment policy change which has been approved. Notification of an investment policy change will be given in advance if you have the right to comment on or vote on such change.

Any substitution of the underlying investments of any subaccount will comply with all applicable requirements of the Investment Company Act of 1940 and rules thereunder.

VALUES AND BENEFITS
The values and benefits payable under this contract are at least equal to the minimum values and benefits required by the statutes of the state in which this contract is delivered.

RIGHTS RESERVED BY US
When required by law, we will obtain your approval of changes and we will gain approval from any appropriate regulatory authority. Such approval may not be required in all cases, however. Examples of the changes we may make include:

(1) To make the contract meet the requirements of the Investment Company Act of 1940.

(2)  To operate the Separate Account in any form permitted by law.

(3) To transfer any assets in any subaccount to another subaccount, or to one or more separate accounts, or to the fixed account.

(4)  To add, combine or remove subaccounts in the separate account.

(5) To substitute, for the portfolio shares held in any subaccount, the shares of another portfolio of Fortis Series, Norwest Select Funds, Scudder Variable Life Investment Fund or the shares of another investment company or any other investment permitted by law.

(6) To make any changes as required by the Internal Revenue Code or by any other applicable law in order to continue treatment of the contract as an annuity.

PURCHASE PAYMENTS
The purchase payment shown on the contract data page is due on or before the contract date. We will accept additional purchase payments of at least $1,000 at any time after the contract date. However, if payments are being made on an agreed upon systematic basis, we will accept additional payments of at least $50. We reserve the right to refuse a purchase payment for any reason.

ALLOCATION OF PURCHASE PAYMENTS
The initial allocation of purchase payments is shown on the contract data page. The percentage allocation for future purchase payments between the accounts may be changed at any time by written notice. Changes in allocations of prior purchase payments are subject to the Transfer Provision. Changes in the allocation will be effective on the date we receive your notice. The allocation may be 100% to any account or may be divided among the accounts in whole percentage points totalling 100%.

TERMINATION
This contract remains in force until surrendered for its full value.

If the contract value is less than $500, we may cancel this contract on any contract anniversary which is a valuation date or the next valuation date if the contract anniversary is not a valuation date. We will notify you at least 90 days in advance of our intention to cancel this contract. Upon such cancellation we will pay you your contract value.

FIXED ACCOUNT

Purchase payments will be allocated to the fixed account in the percentage you specified. Interest will be credited to the account at rates we determine. We will not change interest rates with respect to any amount more than once each calendar year. The interest credited will not be less than 4% per year.

FIXED ACCOUNT VALUE
The fixed account value on any valuation date is:

(1)  The sum of your net purchase payments allocated to the fixed account.

(2)  PLUS any transfers from the separate account.

(3)  PLUS interest credited as specified above.

(4) MINUS any surrenders, surrender charges, and annual administrative charges to the fixed account.

(5)  MINUS any transfers to the separate account.

SEPARATE ACCOUNT

SUBACCOUNTS
The separate account has several subaccounts, each investing in one of the corresponding funds.
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Net purchase payments are initially allocated to the subaccounts and the fixed account as shown on the contract data page. We will use the net purchase payments to purchase fund shares applicable to the subaccounts at their net asset value. We will be the owner of all fund shares purchased with the net purchase payment.

SUBACCOUNT ACCUMULATION UNITS
Purchase payments received under this contract and allocated to the separate account will be credited in the form of subaccount accumulation units. The number of subaccount accumulation units is found by dividing the amount of the net purchase payment allocated to the subaccount by the subaccount accumulation unit value at the end of the valuation period in which the purchase payment was received at the home office. The value of each subaccount accumulation unit was arbitrarily set as of the date the subaccount first purchased the fund shares. Subsequent values on any valuation date are equal to the previous subaccount accumulation unit value times the net investment factor for the valuation period ending on that valuation date.

SEPARATE ACCOUNT VALUE
Your separate account value is the total of the values of your interest in each subaccount, which for that subaccount is equal to:

(1)  The number of subaccount accumulation units.

(2)  TIMES the subaccount accumulation unit value.

Your separate account value will vary from valuation date to valuation date reflecting the total value of your interest in the subaccounts.

CONTRACT VALUE

Your contract value is the total of the fixed account value and the separate account value.

NET INVESTMENT FACTOR

The net investment factor is an index number which reflects charges to this contract and the investment performance during a valuation period. If the net investment factor is greater than one, the subaccount accumulation unit value has increased. If it is less than one, then the subaccount accumulation unit value has decreased.

The net investment factor for a subaccount is determined by dividing (1) by (2), and then subtracting (3) from the result, where:

(1)  is the net result of:

     (a) the net asset value per share of the fund shares held in the subaccount, determined at the end of the current valuation period.

     (b) PLUS the per share amount of any dividend or capital gain distributions made on the fund shares held in the subaccount during the current valuation period.

     (c) MINUS a per share charge for the increase PLUS a per share credit for the decrease, in any income taxes reserved for which we determine to have resulted from the investment operations of the subaccount or any other taxes which are applicable to this contract.

(2) is the net asset value per share of the fund shares held in the subaccount, determined at the beginning of the current valuation period.

(3) is a factor representing the mortality risk, expense risk, and administrative expense charge. The annual charge is 1.40% (.8% for mortality risk, .45% for expense risk and .15% for administrative expense charge).

ANNUAL ADMINISTRATIVE CHARGE AND PREMIUM TAXES
We will deduct an annual administrative charge of $30 at the following times:

(1)  On each contract anniversary.

(2) On the surrender of this contract for its full value if not surrendered on a contract anniversary.

This charge will be waived if the contract value at the end of the contract year (or upon total surrender) is $25,000 or more.

Premium taxes, if any, levied by any unit of government will be deducted from the contract value.

These deductions will be made from the fixed account and separate account on a pro rata basis. The amount deducted from the separate account value will be deducted by an automatic surrender of subaccount accumulation units on a pro rata basis.

TRANSFERS

We will make transfers at the end of the valuation period in which we receive your request for the transfer subject to the restrictions shown below.

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There are no charges for the transfer other than any that may be made by the funds.

FIXED ACCOUNT TRANSFERS
Before the annuity commencement date, you may transfer part or all of the fixed account value from the fixed account to the separate account subject to the following:

(1)  You may only make a transfer once each contract year.

(2) No more than 50% of the fixed account value may be transferred unless the balance after the transfer would be less than $500. If the value is less than $500, you may transfer the entire balance to the separate account.

(3) You must transfer at least $500 or the total fixed account value, if less.

No transfers from the fixed account may be made after the annuity commencement date.

SEPARATE ACCOUNT TRANSFERS
You may make transfers among the subaccounts of the separate account or to the fixed account during the contract year. We reserve the right to restrict the frequency of or otherwise modify, condition, or impose charges upon transfers.

SURRENDERS

TOTAL SURRENDER
At any time prior to the annuity commencement date and during the lifetime of the annuitant, you may surrender this contract by sending us a written request. The amount payable on surrender is:

(1) The contract value at the end of the valuation period in which we receive your request.

(2) MINUS the annual administrative charge if the surrender does not occur on a contract anniversary.

(3)  MINUS any applicable surrender charge.

Upon payment of the above surrender amount, this contract is terminated and we have no further obligation under this contract.

All collateral assignees must consent to any surrender. We may require that this contract be returned to our home office prior to making payment.

PARTIAL SURRENDER
At any time prior to the annuity commencement date and during the lifetime of the annuitant, you may surrender a portion of the fixed account value and/or the separate account value by sending us a written request.

You must surrender an amount equal to at least $500 including any surrender charge. The remaining contract value, if any, must be at least $500.

We will surrender subaccount accumulation units from the variable account, and/or dollar amounts from the fixed account, so that the total amount surrendered equals the sum of the following:

(1)  The dollar amount of your partial surrender request.

(2)  PLUS any surrender charges.

You must specify the accounts from which surrender is to be made. Surrenders will be made effective the end of the valuation period in which we receive your request.

SURRENDER CHARGES

ORDER OF SURRENDER
For purposes of determining surrender charges, the contract value is divided into the following categories:

(1) New Purchase Payments -- purchase payments we received within five years of the date of surrender or partial surrender.

(2) Old Purchase Payments -- purchase payments not defined as new purchase payments.

(3) Earnings -- the current value of a purchase payment minus the original value of the purchase payment.

Surrenders will be taken from the contract value available in the following order:

(1)  Earnings.

(2)  Old purchase payments.

(3)  New purchase payments.

FREE SURRENDER
Surrenders taken from the following amounts are not subject to a surrender charge:

(1)  Old purchase payments not already surrendered.

(2)  In each contract year, 10% of all new purchase payments.

(3)  Earnings.

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AMOUNT OF SURRENDER CHARGE
The surrender charge is found by multiplying the amount of the surrender which is not eligible for a free surrender by .05%. The surrender charge will be deducted proportionately from the fixed account and/or the subaccounts from which the surrender is taken.

GENERAL SURRENDER PROVISIONS
The amount surrendered, minus any charges, will normally be paid to you within 7 days of:

(1)  receipt of your written request; and

(2)  receipt of your contract, if required.

We have the right to defer payment of surrenders, from the fixed account for up to 6 months from the date we receive your request.

DEATH BENEFIT

DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE
If the annuitant or contract owner dies prior to the annuity commencement date, a death benefit will be paid to the beneficiary. The death benefit will equal the greater of:

(1) the sum of all net purchase payments made, less all prior surrenders (other than any automatic surrenders made to pay the annual administrative charge) and previously-imposed surrender charges,

(2)  The contract value as of the date used for valuing the death benefit, or

(3) The contract value (less the amount of any subsequent surrenders and surrender charges) as of the contract's five year anniversary immediately preceding the earlier of (a) the date of death of either the contract owner or the annuitant, or (b) the date either first reaches his or her 75th birthday.

If a contract owner dies before the annuity commencement date, the death benefit must be distributed to the beneficiary, either (1) within five years after the date of death of the contract owner, or (2) over some period not greater than the life or life expectancy of the beneficiary, with payments beginning within one year after the date of death of the contract owner. These mandatory distribution requirements will not apply when the beneficiary designated by the contract owner is the spouse of the deceased contract owner, if the spouse elects to continue the contract in the spouse's own name as contract owner.

We will pay a single sum to the beneficiary unless an annuity option is chosen. The beneficiary will receive the death benefit as of the end of the valuation period in which we receive:

(1)  proof of the annuitant's or owner's death and

(2) A written request from the beneficiary for either a single sum payment or payment under an annuity form.

DEATH BENEFIT ON OR AFTER THE ANNUITY COMMENCEMENT DATE
If the annuitant dies on or after the annuity commencement date, the beneficiary will receive the death benefit, if any, as provided by the annuity form in effect.

In any event, to the extent required by the Internal Revenue Code, the remaining interest payable to the beneficiary will be distributed at least as rapidly as the method of distribution used at the date of death.

PROOF OF DEATH
We accept any of the following as proof of death:

(1)  A copy of a certified death certificate.

(2) A copy of a certified decree of a court of competent jurisdiction as to the finding of death.

(3) A written statement by a medical doctor who attended the deceased at the time of death.

(4)  Any other proof satisfactory to us.

PAYMENT OF BENEFITS

GENERAL
On the annuity commencement date, the contract value will be applied, as specified by the contract owner, to provide payments to the annuitant under one or more of the annuity options provided in the contract or under such other settlement options as may be agreed to by the Company. If more than one person is named as annuitant, due to the designation of multiple annuitants, the contract owner may elect to name one of such persons to be the sole annuitant as of the annuity commencement date.

APPLICATION OF CONTRACT VALUE
We apply the fixed account value to provide a fixed annuity, and the variable account value to provide a variable annuity, unless you tell us in writing to apply fixed and variable account values in different proportions. If the contract value on the annuity commencement date is less than $5,000, we may pay the contract value in a single sum and cancel this contract.

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ANNUITY COMMENCEMENT DATE
The annuity commencement date is selected by you and stated in the application. The date must be before the annuitant's 75th birthday unless we agree to it. You may change the annuity commencement date at any time if we receive written notice at least 30 days before both the current annuity commencement date and the new annuity commencement date.

If the annuity commencement date does not occur on a valuation date that is at least 2 years after the issue date, we reserve the right to change the annuity commencement date to the first valuation date that is at least 2 years after the issue date.

FREQUENCY AND AMOUNT OF PAYMENTS
Annuity payments will be made monthly unless we agree to a different payment schedule. We reserve the right to change the frequency of either a fixed annuity payment or a variable annuity payment so that each payment will be at least $50.

FIXED ANNUITY PAYMENTS

Fixed annuity payments start on the end of the valuation period that contains the annuity commencement date. The amount of the first monthly payment for the annuity form selected, will be at least as favorable as the annuity tables of this contract for each $1,000 of contract value applied as of the end of such valuation period.

We may, as of the annuity commencement date offer for sale single premium annuity contracts. If so, the annuity benefits available under this contract will be at least as favorable as the benefit available by using the contract value to purchase one of our single premium immediate annuities.

The dollar amount of any payments after the first payment are specified during the entire period of annuity payments, according to the provisions of the annuity form selected.

VARIABLE ANNUITY PAYMENTS

ANNUITY UNITS
We convert the subaccount accumulation units into subaccount annuity units at the values determined at the end of the valuation period which contains the annuity commencement date. The number of subaccount annuity units remains constant, as long as an annuity remains in force and allocation among the subaccounts has not changed.

Each subaccount annuity unit value was arbitrarily set at $10 when the subaccount first converted subaccount accumulation units into annuity units. Subsequent values on any valuation date are equal to the previous subaccount annuity unit value times the net investment factor for that subaccount for the valuation period ending on that valuation date, with an offset for the 4% assumed interest rate used in the annuity tables of this contract.

Variable annuity payments start on the end of the valuation period that contains the annuity commencement date. The amount of the first monthly payment for the annuity form selected, is shown on the annuity tables of this contract for each $1,000 of contract value applied as of the end of such valuation period.

Payments after the first payment will vary in amount and are determined on the first valuation date of each subsequent monthly period. If the monthly payment under the annuity form selected is based on the variable annuity unit value of a single subaccount, the monthly payment is found by multiplying the subaccount unit value on the payment date by the number of subaccount annuity units.

If the monthly payment under the annuity form selected is based upon variable annuity unit values of more than one subaccount, the above procedure is repeated for each applicable subaccount. The sum of these payments is the variable annuity payment.

We guarantee that the amount of each payment after the first payment will not be affected by variations in expense or mortality experience.

OPTIONAL ANNUITY FORMS

You may select an annuity form or change a previous selection. The selection or change must be in writing and received by us at least 30 days before the annuity commencement date. If no annuity form selection is in effect on the annuity commencement date, we automatically apply Option B, with payments guaranteed for 10 years.

The following options are available for the fixed annuity payments and the variable annuity payments:

Option A. Life Annuity -- Payments are made as of the first valuation date of each monthly period during the annuitant's life, starting with the annuity commencement date. No payments will be made after the annuitant dies.

Option B. Life Annuity with Payments Guaranteed for 10 Years or 20 Years -- Payments are made as of the first valuation date of each monthly period starting on the annuity commencement date. Payments will continue as long as the annuitant lives. If the annuitant dies before all of the guaranteed payments have been made, we will continue installments of the guaranteed payments to the beneficiary.

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Option C. Joint and Full Survivor Annuity -- Payments are made as of the first valuation date of each monthly period starting with the annuity commencement date. Payments will continue as long as either the annuitant or the joint annuitant is alive. Payments will stop when both the annuitant and the joint annuitant have died.

                                OPTION TABLES

Installments shown are for an initial monthly payment for each $1,000 of contract value applied under an option. Age, as used in these tables, is age as of nearest birthday on the annuity commencement date. Rates for monthly payments for ages and periods certain not shown, if allowed by us, will be computed on actuarially equivalent basis.

ACTUARIAL BASIS

Installments shown in these tables are based on the 1983 Table a and with compound interest at the effective rate of 4% per year.

                               OPTIONS A AND B

                           MALE                                                               FEMALE
-------------------------------------------------------------------------------------------------------------------------------
         LIFE         10 YEAR PERIOD      20 YEAR PERIOD                   LIFE         10 YEAR PERIOD      20 YEAR PERIOD
  AGE    ONLY        CERTAIN AND LIFE    CERTAIN AND LIFE          AGE     ONLY        CERTAIN AND LIFE    CERTAIN AND LIFE
-------------------------------------------------------------------------------------------------------------------------------
  50     4.86            4.81                 4.65                 50       4.50            4.47                4.40
  51     4.94            4.88                 4.71                 51       4.56            4.53                4.45
  52     5.02            4.95                 4.76                 52       4.62            4.59                4.50
  53     5.10            5.03                 4.82                 53       4.69            4.66                4.56
  54     5.19            5.11                 4.88                 54       4.76            4.72                4.61
  55     5.29            5.20                 4.94                 55       4.84            4.80                4.67
  56     5.39            5.29                 5.00                 56       4.92            4.87                4.73
  57     5.49            5.38                 5.06                 57       5.00            4.95                4.79
  58     5.61            5.48                 5.12                 58       5.09            5.03                4.85
  59     5.73            5.59                 5.18                 59       5.19            5.12                4.91
  60     5.86            5.70                 5.24                 60       5.29            5.22                4.98
  61     6.00            5.82                 5.31                 61       5.40            5.32                5.05
  62     6.16            5.95                 5.37                 62       5.52            5.42                5.11
  63     6.32            6.08                 5.43                 63       5.65            5.53                5.18
  64     6.49            6.21                 5.48                 64       5.78            5.65                5.25
  65     6.68            6.35                 5.54                 65       5.92            5.77                5.32
  66     6.88            6.50                 5.59                 66       6.08            5.90                5.39
  67     7.09            6.65                 5.64                 67       6.24            6.04                5.45
  68     7.31            6.81                 5.69                 68       6.42            6.19                5.51
  69     7.56            6.97                 5.73                 69       6.61            6.34                5.58
  70     7.82            7.14                 5.77                 70       6.81            6.50                5.63
  71     8.09            7.31                 5.81                 71       7.04            6.67                5.69
  72     8.39            7.48                 5.84                 72       7.28            6.84                5.73
  73     8.71            7.65                 5.87                 73       7.54            7.02                5.78
  74     9.05            7.83                 5.89                 74       7.83            7.21                5.82
  75     9.41            8.00                 5.91                 75       8.14            7.40                5.85

                                    OPTION C

                                                 FEMALE AGE
     --------------------------------------------------------------------------------
                                   50         55        60         65         70
       MALE           50          4.19       4.32      4.45       4.56       4.65
       AGE            55          4.27       4.45      4.62       4.79       4.94
                      60          4.34       4.55      4.79       5.03       5.27
                      65          4.39       4.64      4.94       5.27       5.61
                      70          4.43       4.71      5.06       5.47       5.94

                       FORTIS BENEFITS INSURANCE COMPANY
                                 P.O. BOX 64272
                               ST. PAUL, MN 55164

                                      RIDER

    WAIVER OF SURRENDER CHARGE FOR HOSPITAL OR SKILLED HEALTH CARE FACILITY
                                  CONFINEMENT

The contract to which this Rider is attached is changed as follows:

1. Surrender charges under this contract that are normally assessed upon total or partial surrender will not apply if the following requirements are met:

     a. We receive satisfactory written proof that a Covered Person is confined in a Hospital or Skilled Health Care Facility; and

     b. Such confinement has lasted for 60 days consecutive days and the Covered Person continues to be confined in the Hospital or Skilled Health Facility when the request for total or partial surrender is made; and

     c. Such confinement began after the later of: (1) the effective date of this provision; or (2) the effective date of this contract.

                                      -or-

     a. The request for total or partial surrender is received within 60 days following a Covered Person's discharge from a Hospital or Skilled Health Care Facility after confinement of at least 60 consecutive days; and

     b. Such confinement began after the later of: (1) the effective date of this provision; or (2) the effective date of this contract.

2. Definition of "Covered Person" -- The owner or joint owner of this contract or the owner's spouse if such spouse is the annuitant.

3.   Definition of "Hospital or Skilled Health Care Facility"

     A facility which:

     a. is licensed by an appropriate licensing agency to provide health services; and

     b.   provides 24-hour-a-day nursing service; and

     c.   has a doctor available for emergency situations; and

     d.   has a nurse on duty or on call at all times; and

     e.   maintains clinical records; and

     f.   has appropriate methods for administering drugs.

     4. Surrender charges will not be waived when a confinement is due to substance abuse or mental or personality disorders without a demonstrable organic nature. A degenerative brain disease such as Alzhiemer's Disease is considered organic in nature.

Signed for the Company at St. Paul, Minnesota.


        Dean C. Kopperud                     Peggy [illegible]
      SENIOR VICE PRESIDENT                 SENIOR VICE PRESIDENT

                        FORTIS BENEFITS INSURANCE COMPANY
                                  P.O BOX 64272
                               ST. PAUL, MN 55164


                          ENHANCED DEATH BENEFIT RIDER

This rider is part of the contract or certificate to which it is attached.

The following is added after subsection 3 of the first paragraph under the subsection entitled "Death Benefit Before The Annuity Commencement Date" under the "DEATH BENEFIT" section of page 8 of the contract.

Subsection (4) and (5) make reference to "Pro Rata Adjustments." A Pro Rata Adjustment is calculated separately for each withdrawal, creating a decrease in the death benefit proportional to the decrease the withdrawal makes in the contract value. Pro Rata Adjustments are made for amounts withdrawn for partial surrenders and surrender charges (which shall be deemed to be amounts withdrawn), but not for any contract fee-related surrenders.

(4) If the annuitant or contract owner dies prior to the date either first reaches his or her 75th birthday, the amount of the death benefit is the lesser of (a) and (b), as follows:

     (a)  the sum of:

          I. the accumulation (without interest) of Net Purchase Payments, reduced by Pro Rata Adjustments for any withdrawals, as defined above; plus

          II. an amount equal to interest on such net accumulation value, as it is adjusted for each applicable Net Purchase Payment and Pro Rata Adjustment, at an effective annual rate of 5%; or

     (b)  200% of (a)I.

The resulting amount (the lesser of (a) and (b)) will be referred to as the "Roll-up Amount."

If the annuitant or contract owner dies on or after the date either first reaches his or her 75th birthday, the amount of the death benefit is equal to:

     (a) The "Roll-up Amount" as of the date the annuitant or contract owner first reached age 75; plus

     (b) the accumulation (without interest) of Net Purchase Payments made on or after the date the annuitant or contract owner first reached age 75; reduced by

     (c) Pro Rata Adjustments for any withdrawals made on or after the date the annuitant or contract owner first reached age 75.

The Pro Rata Adjustment for a given withdrawal is equal to:

     (a)  the withdrawn amount; divided by

     (b) the contract value immediately before the amount was withdrawn; the result multiplied by

     (c)  the quantity equal to;

          I.   the Roll-up Amount prior to the withdrawal; plus

          II. any Net Purchase Payments made on or after the date the annuitant or contract owner first reached age 75 and before the given withdrawal; reduced by

          III. Pro Rata Adjustments for any withdrawals made on or after the date the annuitant or contract owner first reached age 75 and before the given withdrawal.

(5) The highest anniversary value of each of the contract's anniversaries prior to the earlier of: (a) the date of death of either the annuitant or contract owner, or (b) the date either first reaches his or her 75th birthday.

An anniversary value is determined for each applicable anniversary, and is equal to:

     (a)  the contract value on the anniversary, plus

     (b)  any Net Purchase Payments made since the anniversary, reduced by

     (c) Pro Rata Adjustments for any withdrawals, as defined above, made since the anniversary.

The Pro Rata Adjustment for a given withdrawal is equal to:

     (a)  the withdrawn amount, divided by

     (b) the contract value immediately before the amount was withdrawn, the result multiplied by

     (c)  the quantity equal to:

          I.   the contract value on the anniversary, plus

          II. Net Purchase Payments made since the anniversary and before the given withdrawal, minus

          III. Pro Rata Adjustments for withdrawals made since the anniversary and before the given withdrawal.

Signed for the Company to take effect on the rider effective date.

/s/ Dean C. Kopperud                   /s/  Peggy [illegible]
Senior Vice President                  Senior Vice President

 FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY -- NON-PARTICIPATING. NO DIVIDENDS.



                                FORTIS BENEFITS
                               INSURANCE COMPANY

                    P.O BOX 64271, ST. PAUL, MINNESOTA 55164
                                 1-800-780-7743